                                      1999
                         ANNUAL MEETING OF SHAREHOLDERS
                                      -OF-
                           HUDSON HOTELS CORPORATION
                            300 BAUSCH & LOMB PLACE
                              ROCHESTER, NY 14604

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The 1999 Annual Meeting of Shareholders of Hudson Hotels Corporation (the "Company") will be held at Bausch & Lomb Auditorium, Mezzanine Level, Bausch & Lomb Place, Rochester, New York 14604 on Thursday, June 17, 1999 at 10:00 a.m. local time, for the following purposes:

1. To elect five (5) directors for a term of one (1) year or until their successors have been elected and qualified.

2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to authorize an additional 20,000,000 shares of common stock, par value $.001.

3. To consider and act upon a proposal to approve the Company's 1999 Employee Stock Purchase Plan.

4. To consider and act upon a proposal to appoint PricewaterhouseCoopers, LLP as the Company's independent public accountants for the year ending December 31, 1999.

5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Information concerning matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

    Shareholders of record at 5:00 p.m. Eastern Daylight Time, on April 20, 1999, are entitled to notice of and to vote at, the meeting. Each shareholder, even though he or she now plans to attend the meeting, is requested to execute the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any shareholder present at the meeting may withdraw his or her proxy in writing and vote personally on each matter brought before the meeting.

                                          By Order of the Board of Directors

                                          Alan S. Lockwood
                                          Secretary

May 7, 1999

                                      1999
                         ANNUAL MEETING OF SHAREHOLDERS
                                     --OF--
                           HUDSON HOTELS CORPORATION
                            300 BAUSCH & LOMB PLACE
                              ROCHESTER, NY 14604
                                PROXY STATEMENT

    This Proxy Statement (the "Proxy Statement") is furnished to shareholders of Hudson Hotels Corporation, a New York corporation having its principal executive offices at 300 Bausch & Lomb Place, Rochester, New York 14604 (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company relating to the 1999 Annual Meeting of shareholders (the "Annual Meeting") which will be held at the Bausch & Lomb Auditorium, Mezzanine Level, Bausch & Lomb Place, Rochester, New York 14604 on Thursday, June 17,1999, at 10:00 a.m., local time, and at any and all adjournments of the Annual Meeting.

    This Proxy Statement, together with the accompanying form of proxy, was mailed to shareholders on or about May 10, 1999.

VOTING SECURITIES

    As of April 20, 1999, the record date for the Annual Meeting, there were 6,399,161 of the Company's common shares, par value $.001 per share (the "Common Shares"), issued and outstanding. Only shareholders of record on the books of the Company at the close of business on April 20, 1999 are entitled to notice of, and to vote at, the Annual Meeting and at any and all adjournments of the Annual Meeting. Each such shareholder is entitled to one vote for each Common Share registered in the name of the shareholder. A majority of the outstanding Common Shares represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business.

    Under the law of New York, the Company's state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur where a broker holding stock in street name votes the shares on some matters but not others. Usually, this occurs where brokers have not received instructions from clients, in which case brokers are permitted to vote on "routine" matters but not on non-routine matters. The missing votes on non-routine matters are broker non-votes.

    The enclosed proxy, when properly executed and received by the Secretary of the Company prior to the Annual Meeting, will be voted as therein specified unless revoked by filing with the Secretary prior to any vote at the Annual Meeting, a written revocation or a duly executed proxy bearing a later date. Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the five director nominees named herein. Unless a proxy is designated as being voted against, or unless a shareholder designates that the shareholder abstains, a signed proxy will be voted FOR each proposal described herein. The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

PROXY SOLICITATION

    The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, officers and regular employees of the Company, without extra compensation, may solicit proxies personally, by telephone or telegraph. The Company has requested persons holding Common Shares in their names for others or in the names of nominees to forward soliciting material to the beneficial owners of such Common Shares and the Company will, if requested, reimburse such persons for their reasonable expenses in so doing.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth as of April 10, 1999, the name and address of each director, nominee for director and executive officer who owns shares of Common Stock and each other person known by the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock and the number of shares owned by all directors and executive officers of the Company, as a group, together with the respective percentage holdings of each such person.

NAME AND ADDRESS                                                              AMOUNT AND NATURE OF              PERCENT OF
OF BENEFICIAL OWNER                                                           BENEFICIAL OWNERSHIP (1)(2)       CLASS (1)(2)
----------------------------------------------------------------------------  ---------------------------       ------------

E. Anthony Wilson...........................................................           1,218,416(3)                    17.45%
300 Bausch & Lomb Place
Rochester, New York 14604

Michael George..............................................................             110,000(4)                     1.69%
300 Bausch & Lomb Place
Rochester, New York 14604

John M. Sabin...............................................................             110,000(5)                     1.69%
300 Bausch & Lomb Place
Rochester, New York 14604

Bruce Sahs..................................................................             127,858(6)                     1.96%
300 Bausch & Lomb Place
Rochester, New York 14604

Ralph L. Peek...............................................................             554,202(7)                     8.55%
300 Bausch & Lomb Place
Rochester, New York 14604

Michael Cahill..............................................................             175,375(8)                     2.72%
1043 East 130th Drive
Thornton, Colorado 80241

Robert Fagenson.............................................................              57,000(9)                     0.89%
19 Rector Street
16th Floor
New York, New York 10006

Taras Kolcio................................................................              43,867(10)                    0.68%
300 Bausch & Lomb Place
Rochester, New York 14604

Richard C. Fox..............................................................             143,798                        2.25%
20 North Union Street
Rochester, New York 14607

Alan S. Lockwood............................................................              16,950(11)                    0.26%
7291 Dennisport Lane
Victor, New York 14564

NAME AND ADDRESS                                                              AMOUNT AND NATURE OF              PERCENT OF
OF BENEFICIAL OWNER                                                           BENEFICIAL OWNERSHIP (1)(2)       CLASS (1)(2)
----------------------------------------------------------------------------           ---------                ---------
M,L,R&R.....................................................................           1,538,107(12)                   23.13%
300 Willowbrook Office Park
Fairport, New York 14550

LIVA & Co., f/b/o...........................................................             454,900(13)                    6.84%
The Q-Tip Trust of
Jennifer L. Ansley
The Chase Manhattan Bank, N.A.
Rochester, New York

The Bond Fund for Growth....................................................           1,666,666(14)                   20.66%
70 Linden Oaks
Rochester, New York 14625

SB Motels Corp..............................................................             370,657                        5.79%
Seven World Trade Center
New York, New York 10048

All directors and executive officers........................................           2,423,584(1),(2),(3),(4),        32.40%
as a group (10 persons)                                                                         (5),(6),(7),(8),
                                                                                                (9),(10),(11)

------------------------

(1) Unless otherwise indicated below, each director, officer and 5% shareholder has sole voting and investment power with respect to all shares beneficially owned.

(2) Does not give effect to 413,125 shares reserved for issuance upon the exercise of outstanding warrants issued to non-affiliates.

(3) Includes 22,000 shares in trust to Rebecca S. Wilson, Mr. Wilson's daughter. Includes 211,875 shares issuable upon exercise of outstanding warrants of the Company, which shares Mr. Wilson has the right to acquire within sixty
    (60) days. Includes 102,007 shares owned by Wilson Enterprises, L.P. and 31,875 shares issuable upon exercise of non-qualified stock options granted to Wilson Enterprises, L.P. of which Mr. Wilson is a general partner, and which option shares Mr. Wilson has the right to acquire within 60 days. Also includes an aggregate of 340,000 shares issuable upon exercise of non-qualified stock options granted to E. Anthony Wilson, which shares Mr. Wilson has the right to acquire within 60 days. Does not include 310,000 shares issuable upon exercise of the options, which shares have not yet vested, and 100,000 shares issuable upon exercise of options, which exercise is conditioned upon the fulfillment of a material performance standard.

(4) Includes 100,000 shares issuable upon exercise of non-qualified stock options granted to Mr. George, which shares Mr. George has the right to acquire within 60 days. Does not include 300,000 shares issuable upon the exercise of options, which shares have not yet vested, and 100,000 shares issuable upon exercise of options, which exercise is conditioned upon the fulfillment of a material performance standard.

(5) Includes 100,000 shares issuable upon exercise of non-qualified stock options granted to Mr. Sabin, which shares Mr. Sabin has the right to acquire within 60 days. Does not include 300,000 shares issuable upon the exercise of options, which shares have not yet vested, and 100,000 shares issuable upon exercise of options, which exercise is conditioned upon the fulfillment of a material performance standard.

(6) Includes an aggregate of 127,000 shares issuable upon exercise of non-qualified stock options granted to Mr. Sahs, which shares Mr. Sahs has the right to receive within 60 days. Does not include 2,000 shares issuable upon exercise of the options, which shares have not yet vested.

(7) Includes 127,094 shares owned beneficially and of record by Patricia L. Peek, wife of Mr. Peek, ownership of which shares Mr. Peek specifically disclaims. Includes 18,000 shares owned by Kacey L. Peek, Mr. Peek's daughter, and 15,000 shares owned by Jeremy C. Peek, Mr. Peek's son, both under the Uniform Gifts to Minors Act. Includes 102,007 shares by Wilson Enterprises, L.P. and 31,875 shares issuable upon exercise of a non-qualified stock option granted to Wilson Enterprises, L.P. of which Ralph L. Peek is a general partner, and an aggregate of 53,333 shares issuable upon exercise of non-qualified stock options granted to Ralph L. Peek, which shares Mr. Peek has the right to acquire within 60 days. Does not include 46,667 shares issuable upon the exercise of options, which shares have not yet vested.

(8) Includes an aggregate of 37,625 shares issuable upon exercise of non-qualified stock options granted to Mr. Cahill, which shares Mr. Cahill has the right to acquire within 60 days.

(9) Includes 27,000 shares issuable upon exercise of a non-qualified stock option granted to Mr. Fagenson, which shares Mr. Fagenson has the right to receive within 60 days.

(10) Includes 43,867 shares issuable upon exercise of non-qualified stock options granted to Mr. Kolcio, which shares Mr. Kolcio has the right to receive within 60 days. Does not include 56,133 shares issuable upon exercise of the options, which shares have not yet vested.

(11) Includes 6,667 shares issuable upon exercise of a non-qualified stock option granted to 900 Midtown Investments, an investment partnership whose sole partners are Robert Brown, Ralph Code, Stephens Fowler, John Wilson, Richard Palumbo, Michael Howard, Howard Konar, Catherine Foerster, Kevin Wetmore, Sue Jacobson, James Metzler and Mr. Lockwood, which shares 900 Midtown Investments has the right to acquire within 60 days.

(12) Includes 1,000,000 shares owned by M, L, R & R, and 250,000 shares issuable upon exercise of warrants issued to M, L, R & R, which shares M, L, R & R has the right to acquire within sixty (60) days. Also includes the following numbers of shares owned individually by the partners of M, L, R & R: Marvin Sands--19,500; Richard E. Sands--176,216; Robert S. Sands--45,847; CWC Partnership-I--46,544. Does not include any shares owned by LIVA & Co. f/b/o the Q-Tip Trust of Jennifer L. Ansley (Sands), the wife of Richard E. Sands, ownership of which shares Mr. Sands disclaims. Each of the partners of M, L, R & R disclaims ownership of three-quarters of the shares owned by M, L, R & R, and of all of the shares owned individually by any other partner of M, L, R & R.

(13) Includes 247,467 shares issuable upon conversion of the Company's Series A Preferred Stock, which the Trust has the right to receive within 60 days. Does not include an aggregate of 39,640 shares held by trusts for the children of Loren G. Ansley, or 47,256 shares reserved for issuance upon conversion of 47,256 Series A Preferred Shares held by those trusts.

(14) Includes 1,666,666 shares reserved for issuance upon conversion of the Company's $7,500,000 Convertible Subordinated Debenture due July 2001. The conversion price of the Debenture reset on December 31, 1998 to $4.50 per share.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    As of April 10, 1999 the directors and executive officers of the Company were as follows:

NAME                                         AGE                                   POSITION
---------------------------------------  -----------  ------------------------------------------------------------------

E. Anthony Wilson......................          54   Chairman of the Board of Directors, President, Chief Executive
                                                      Officer, and Director

Michael George.........................          40   President, Chief Operating Officer and Director

John M. Sabin..........................          44   Executive Vice President and Chief Financial Officer

Bruce A. Sahs..........................          54   Senior Vice President

Ralph L. Peek..........................          50   Vice President, Treasurer and Director

Taras M. Kolcio........................          33   Vice President, Chief Accounting Officer and Controller

Michael Cahill.........................          37   Director

Robert Fagenson........................          50   Director

Alan S. Lockwood.......................          46   Secretary

    All directors serve for a term of one year and until their successors are duly elected. All officers serve at the discretion of the Board of Directors.

    Messrs. Wilson, George, Peek and Lockwood are each nominees for the position of director of the Company to be voted upon at the 1999 Annual Meeting. For a brief description of their respective business experience during the past five years please refer to that portion of this Proxy Statement entitled "Election of Directors." John P. Buza was a director until he resigned effective April 5, 1999 at the request of his new employer. Messrs. Fagenson and Cahill have declined to stand for re-election to the Board. A brief description of the business experience of Messrs. Sabin, Sahs and Kolcio is presented here.

JOHN M. SABIN
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

    John M. Sabin has served as the Company's Executive Vice President and Chief Financial Officer since May 1998. From February 1997 to May 1998, Mr. Sabin served as Senior Vice President and Treasurer of Vistana, Inc., a publicly-owned company that owns, operates and develops time share resorts, and served as Chief Financial Officer of Vistana from February 1997 to November 1997. From June 1996 to February 1997, Mr. Sabin served as Vice President--Finance of Choice Hotels International, Inc. From June 1995 to February 1997, Mr. Sabin also served as Vice President--Mergers and Acquisitions of Choice Hotels International, Inc., and, from December 1993 to October 1996, he served as Vice President--Finance and Assistant Treasurer of Manor Care, Inc., the former parent of Choice Hotels International, Inc. From 1990 to December 1993, Mr. Sabin served as Vice President--Corporate Mergers and Acquisitions of Marriott Corporation. In addition, Mr. Sabin is a Director and non-executive Chairman of the Board of Competitive Technologies, Inc., a publicly-owned technology licensing and transfer company. Mr. Sabin received B.S., M.Acc. (Masters of Accountancy) and M.B.A. degrees from Brigham Young University and a J.D. degree from the J. Reuben Clark Law School at Brigham Young University.

BRUCE A. SAHS
SENIOR VICE PRESIDENT

    Mr. Sahs participated in the organization of the Company and served as Chief Financial Officer from inception through December 1996. From January 1993 through June 1998, Mr. Sahs served as Executive Vice President and Chief Operating Officer of the Company and as a director. From June 1998 to the present, Mr. Sahs has served as Senior Vice President. Prior to his employment with Hudson, Mr. Sahs was a partner in a Rochester based certified public accounting firm, specializing in hotel and restaurant auditing controls and management services. Mr. Sahs received his degree from the Rochester Institute of Technology, is a Certified Public Accountant, as well as a Certified Hotel Administrator. He is also a member of the New York State Society of Certified Public Accountants.

TARAS M. KOLCIO
VICE PRESIDENT, CHIEF ACCOUNTING OFFICER AND CONTROLLER

    Taras M. Kolcio serves as the Company's Vice President, Chief Accounting Officer and Controller. Mr. Kolcio joined the Company as its Controller in June 1993, and in November 1996 was named Chief Financial Officer, a position he held until May 1998. Prior to that he was employed at Deloitte & Touche for six years. Mr. Kolcio received his Bachelor of Science degree in Business Administration from the State University of New York at Buffalo, and is licensed as a certified public accountant in the State of New York. Mr. Kolcio is a member of the New York State Society of Certified Public Accountants.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

    The Company proposes that a Board of Directors consisting of five (5) directors be elected by the shareholders at the Annual Meeting, each director to hold office until the next Annual Meeting of shareholders or until the successor of the director is duly elected and qualified. The number of directors to be elected has been fixed by the Board of Directors pursuant to the Company's By-Laws.

    The Board of Directors recommends the election of the five (5) nominees named below. Messrs. Wilson, Peek and George were elected as directors at the Company's 1998 annual meeting of shareholders. Messrs. Richard C. Fox and Alan
S. Lockwood have been nominated by the Board for election at this annual meeting. The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director, but should any such nominee so notify the Company of the nominee's unavailability prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their sole discretion, shall determine.

    Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, proxies which are executed and returned to the Company prior to the Annual Meeting in the enclosed form will be voted FOR the election of each of the five (5) nominees named below. The proxy solicited by the Board of Directors will be so voted unless shareholders specify a contrary choice therein. Directors are elected by a plurality of votes cast. What follows is certain information relating to each of the nominees for director:

    E. ANTHONY WILSON, age 54, was a co-founder of the Company, has served as Chairman of the Board since its inception, and as Chief Executive Officer since January 1993. In 1984 he co-founded Hudson Hotels Corp. which was acquired by the Company in June 1992. In addition to his hotel experience, Mr. Wilson was a founder of S&W Restaurants, and of Mid-America Properties, which is the owner of eight Chi-Chi's Restaurants, and was a partner and developer of the Ocean Club, a night club and restaurant, and Union Square, a theme restaurant. He has over 25 years experience in the hospitality and real estate industries as a developer, owner and manager. As General Partner of Wilson Enterprises, L.P., a real estate development firm in Rochester, New York, he has developed a significant amount of office, warehouse, apartments and related facilities for tenants, including Xerox Corporation, Eastman Kodak, Rochester Telephone Corp., R.T. French, Champion Products, the United States Government and other national corporations. Mr. Wilson is an alumnus of the School of Business at Indiana University. He has served as the Chairperson of the Strong Memorial Hospital Children's Fund, and has been a Director of the First National Bank of Rochester, Erdle Perforating Corp., and the Rochester Family of Mutual Funds.

    RICHARD C. FOX, age 52, currently owns and operates 87 Wendy's restaurants and has been a franchisee of Wendy's for 23 years. Mr. Fox's restaurants are located principally in Rochester, New York, Ft. Wayne and South Bend, Indiana, Erie, Pennsylvania, Cleveland, Ohio and Buffalo, New York. Mr. Fox is originally from the Cleveland, Ohio area, is a graduate of Kenyon College and received his MBA from Harvard Business School in 1971. After graduating from Harvard, Mr. Fox worked with Price Waterhouse Co. In 1974, he moved to Columbus, Ohio to become the Financial Vice President of Wendy's International, Inc. He left Wendy's International, Inc. to become a Wendy's franchisee in 1975. Mr. Fox is a member of the Board of Trustees of the Norman Howard School, St. Thomas More Church, Genesee Country Museum and is a member of the Board of Directors of Vehicare Corp.

    RALPH L. PEEK, age 50, has been a general partner of E. Anthony Wilson in Wilson Enterprises, L.P. since 1978 and he has been involved with the Company and has served as a Director of the Company since it inception in 1987. As of December 31, 1996 Mr. Peek was named Vice President and Treasurer of the Company. Mr. Peek is also a certified public accountant and received his degree from the Rochester Institute of Technology.

    MICHAEL GEORGE, age 40, joined the Company June 1, 1998 and serves as the Company's President and Chief Operating Officer. Mr. George is a Certified Hotel Administrator with approximately 17 years of experience in the hotel industry. From 1997 to 1998, he served as Chief Operating Officer of Sunstone Hotel Properties, the affiliated lessee of Sunstone Investors, Inc., a hotel REIT located in San Clemente, California that owns hotels under various brand names, including Marriott, Hilton, Sheraton, Holiday Inn, Hawthorn Suites, Residence Inn, Courtyard Inn by Marriott, Hampton Inn and Best Western. From 1995 to 1997, Mr. George served as Senior Vice President of Operations for Capstar Hotels Company located in Washington, D.C. From 1990 to 1995, Mr. George served as Vice President of Operations and ultimately as Chief Operating Officer for Devon Hotels Ltd. in Montreal. Prior to that time, Mr. George served in various capacities with Radisson Hotels, Hilton Hotels and Sheraton Hotels. In addition, for various periods over the last six years Mr. George has served on franchise operations boards for the national hotel chains Marriott, Westin and Hilton. Mr. George graduated from the Purdue Hotel and Restaurant Management School in 1981.

    ALAN S. LOCKWOOD, age 46, is a partner in the law firm of Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP of Rochester, New York, which firm is general counsel to the Company. Mr. Lockwood specializes in corporate finance and has been affiliated with Boylan, Brown since 1978. He is a graduate of Cornell University School of Arts and Sciences and Cornell Law School. Mr. Lockwood has served as Secretary of the Company since its inception.

    None of the Company's directors is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or of any company registered under the Investment Company Act of 1940, as amended. There is no family relationship among any members of the Board of Directors or the executive officers or significant employees of the Company. The Board of Directors met four times during year ended December 31, 1998. Each Director attended 75% or more of the meetings held by the Board of Directors and the Committees on which the Director served.

    At the present time the Company has no Nominating Committee. The Board has a Compensation Committee whose members in 1998 were Mr. Buza and Mr. Fagenson, and an Audit Committee whose members in 1998 were Mr. Buza and Mr. Fagenson. The Audit Committee has the responsibility for recommending the appointment of the Company's outside auditors, reviewing the scope and results of audits, and reviewing internal accounting controls and systems. The Compensation Committee establishes the compensation of the Chief Executive Officer of the Company, reviews the recommendations of management regarding the compensation of other executive officers and administers the Company's Stock Option Plans. All directors and executive officers are elected to serve as directors and executive officers until the next annual meeting of shareholders of the Company or until their successors have been elected and qualified.

    There are no arrangements or understandings between any director or executive officer and any other persons pursuant to which any such directors or executive officers was or is to be selected as a director or nominee for director.

    In September 1993, the Company adopted the 1993 Director Stock Option Plan. The 1993 Director Stock Option Plan originally authorized the issuance of options to purchase up to 135,000 shares of Common Stock by Directors pursuant to the formula set forth in the plan; on June 11, 1998, the Shareholders authorized the issuance of an additional 81,000 shares pursuant thereto. Pursuant to the 1993 Director Stock Option Plan, each non-employee director is granted options to purchase 27,000 shares of the Company's stock, at the closing price on the date of grant, vesting over three years. Options to purchase 108,000 under the 1993 Director Stock Option Plan had been granted as of December 31, 1998; none of these options have been exercised.

    Non-management directors are paid $1,000 for each board meeting attended and $500 for each committee meeting attended. Directors who are also full time employees are not paid directors' fees.

    DIRECTORS' AND OFFICERS' LIABILITY INSURANCE POLICY. The Company has an insurance policy for $2,000,000 effective until November 3, 1999 which protects its officers and directors against losses which certain persons may incur because of their acts or omissions as officers or directors. The policy is underwritten by Royal Indemnity Company at a premium of $38,000 per year.

    COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT. Based solely upon its review for Forms 3 and 4 year ended December 31, 1998 and in reliance upon written representations regarding the necessity to file Form 5, and except as previously reported, the Company has determined that, to the best of its knowledge, no officer, director or shareholder required to file such form has failed to do so timely, other than as follows: Michael George, Christopher Guider and Jennifer Shear-Devault each filed Form 3 late.

                             EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation for fiscal 1996, 1997 and 1998 to the Company's Chief Executive Officer, officers who earned in excess of $100,000 and to all executive officers as a group.

                           SUMMARY COMPENSATION TABLE

                                                                                                        Restricted
NAME OF INDIVIDUAL OR                                                                                  Stock Awards
  GROUP AND PRINCIPAL POSITION                       YEAR     CASH COMPENSATION (a)  Options/SARs (#)      ($)
-------------------------------------------------  ---------  ---------------------  ----------------  ------------

E. Anthony Wilson, CEO...........................       1998       $   300,146                   --(b)
                                                        1997           359,892               50,000
                                                        1996           222,471              100,000

Michael George, COO..............................       1998       $   124,819                   --(b)  $   20,000
                                                        1997               N/A                  N/A
                                                        1996               N/A                  N/A

John M. Sabin, CFO...............................       1998       $   169,704                   --(b)  $   20,000
                                                        1997               N/A                  N/A
                                                        1996               N/A                  N/A

Bruce A. Sahs,...................................       1998       $   138,488               10,000
  Senior Vice President                                 1997           157,426               20,000
                                                        1996           119,660

All Executive Officers as a Group................       1998       $   909,960            1,510,000     $   40,000
  (6 in 1998; 4 in 1997; 3 in 1996)                     1997           677,327               80,000
                                                        1996           405,016              122,000

------------------------

NOTE: Columnar information required by Item 402(a)(2) has been omitted for categories where there has been no compensation awarded to, earned by, or paid to, any of the named Executives required to be reported in the table during fiscal 1996, 1997, and 1998.

(a) In addition, the Company provides Messrs. Wilson, George, Sabin and Sahs with an automobile. Other than the cash compensation set forth in the table, none of the Executive Officers individually, nor the Executive Officers as a group, received non-cash benefits having a value exceeding $50,000, or 10% of their cash compensation.

(b) Does not include 500,000 shares for options authorized and reserved during 1998 but not granted until 1999.

                      OPTIONS GRANTED IN FISCAL YEAR 1998

                                                                           PERCENTAGE OF
                                                            NUMBER OF          TOTAL
                                                           SECURITIES     OPTIONS/ SAR'S
                                                           UNDERLYING       GRANTED TO        EXERCISE OF
                                                          OPTIONS/SAR'S    EMPLOYEES IN       BASE PRICE     EXPIRATION
NAME                                                         GRANTED        FISCAL YEAR      ($ PER SHARE)      DATE
--------------------------------------------------------  -------------  -----------------  ---------------  -----------

Taras M. Kolcio.........................................       10,000               50%        $    4.50     11-Jun-08

                    AGGREGATED OPTION EXERCISES IN 1998 AND
                          1998 YEAR-END OPTION VALUES

                                                                                                              (1)
                                                                                                           VALUE OF
                                                                                        NUMBER OF        UNEXERCIESED
                                                                                       UNEXERCISED       IN-THE-MONEY
                                                                                      OPTIONS/SAR'S      OPTIONS/ SARS
                                                             SHARES        VALUE      AT FY-END (#)        AT FY END
                                                            ACQUIRED     REALIZED      EXERCISABLE        EXERCISABLE
NAME                                                       ON EXERCISE       $        UNEXERCISABLE      UNEXERCISABLE
---------------------------------------------------------  -----------  -----------  ----------------  -----------------

E. Anthony Wilson........................................           0            0     333,333/16,667            0/0

Ralph L. Peek............................................           0            0       33,667/3,333            0/0

Michael George...........................................           0            0                0/0            0/0

John Sabin...............................................           0            0                0/0            0/0

Bruce A. Sahs............................................           0            0      151,667/3,333            0/0

Taras Kolcio.............................................           0            0      22,000/10,000            0/0

------------------------

(1) based upon a stock price of $1.875, the closing price on April 15, 1999

                             EMPLOYMENT AGREEMENTS

    Each of E. Anthony Wilson, Chairman and Chief Executive Officer; Michael George, President and Chief Operating Officer; and John M. Sabin, Executive Vice President and Chief Financial Officer, entered into Employment Agreements with the Company in 1998. Mr. Wilson's and Mr. Sabin's agreements were effective May 1, 1998, and Mr. George's agreement was effective June 1, 1998. The employment agreements were entered into in contemplation that Hudson Hotels Trust would also employ each of these executives and share the obligations under the contracts; however, in the event that Hudson Hotels Trust is unable to fulfill its obligations, the Company is responsible for all obligations thereunder.

    Each Employment Agreement has a term of five years, and may be terminated by the Company for cause (as defined in the Agreements) or upon the death or disability of the employee. In addition, either the Company or the Employee can terminate the Agreement if the IPO of Hudson Hotels Trust has not been completed within one year from the effective date. In the event of the disability of Employee or termination of the Agreement by the Employee for Good Reason, the Employee is entitled to receive severance equal to one year's base salary, payable over two years. Good Reason means (i) material change of Employee's duties, (ii) material breach by the Company, or (iii) voluntary termination by Employee within ninety (90) days after a Change in Control. The severance is also payable in the event of a termination due to the failure to complete the IPO of Hudson Hotels Trust.

    The Employment Agreements set out the following compensation:

                                                                                           BONUS POOL       GUARANTEED
                                                                          BASE SALARY   PARTICIPATION(1)       BONUS
                                                                          -----------  -------------------  -----------
E. Anthony Wilson.......................................................   $ 360,000               20%              --
Michael George..........................................................   $ 240,000               20%       $  50,000
John M. Sabin...........................................................   $ 240,000               20%              --

                                                                              RESTRICTED STOCK          STOCK
                                                                                    GRANT            OPTIONS(2)
                                                                            ---------------------  ---------------
E. Anthony Wilson.........................................................               --              500,000
Michael George............................................................           10,000              500,000
John M. Sabin.............................................................           10,000              500,000

------------------------

(1) Subject to maximum cap of 100% of base salary.

(2) 100,000 vested immediately; the balance vested over time, subject to meeting certain performance-based criteria.

    For the purposes of the Agreements, "Change in Control" means the occurrence of any one of the following events:

(i) (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or which contemplates that all or substantially all of the business and/or assets of the Company, shall be controlled by another corporation or (B) a recapitalization (including an exchange of the Company's equity securities by the holders thereof), in either case, in which any "Person" (as such term is used in Section 13 (d) and 14 (d) (2) of the Exchange Act), becomes the beneficial owner (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of securities of the Company representing more than 50% of the combined power of the then outstanding securities ordinarily having the right to vote in the election of directors;

(ii) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company;

(iii) approval by the shareholders of the Company, as the case may be, of any plan or proposal for the liquidation or dissolution of the Company, unless such plan or proposal is abandoned within sixty (60) days following such approval.

(iv) any "Person" (as such term is used in Sections 13 (d) and 14 (d) (2) of the Exchange Act), shall become the beneficial owner of securities of the Company, representing more than 50% of the combined voting power of outstanding securities ordinarily having the right to vote in the election of directors more than 50% of the then existing directors of either the Company are changed at any election of the Board of Directors and such new Board of Directors asks for the resignation of or terminates the employment of Employee.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING PERFORMANCE GRAPH AND THE REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                          CORPORATE PERFORMANCE GRAPH

    The following graph reflects a comparison of the cumulative total return of the Company's Common Shares from December 31, 1993 through December 31, 1998, with the Russell 2000 Index and a peer group consisting of public hotel companies. Comparisons of this sort are required by the Securities and Exchange

Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's Common Shares. The graph assumes that $100 was invested on December 31, 1993 in each of the Company's Common Shares, the Russell 2000 Index and the peer group and that all the dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              HUDSON HOTELS
                                                 Russell
                   Corporation   Peer Group         2000
Dec-93                     100          100          100
Dec-94                     136          124           98
Dec-95                     324          116          126
Dec-96                     188          172          147
Dec-97                     132          198          180
Dec-98                      45          114          179

               REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                     OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee"), consisting entirely of non-employee directors (Messrs. Buza and Fagenson), approves all of the policies under which compensation is paid or awarded to the Company's executive officers.

    The Company's executive compensation policy is intended (i) to support the attainment of the Company's long and short-term strategic and financial objectives; (ii) to provide a competitive total compensation program that enables the Company to attract, motivate and retain the key executives needed to accomplish the Company's goals; (iii) to provide variable compensation opportunities that are directly related to the performance of the Company; (iv) to align executive compensation with growth in shareholder value; and (v) to recognize and reward executives for their contributions and commitment to the growth and profitability of the Company. The Compensation Committee believes this policy is generally best accomplished by providing a competitive total compensation package, a significant portion of which is variable and at risk and related to established performance goals.

    To maintain a competitive level of compensation, the Company and the Committee utilized the services of an independent compensation consultant during 1998 to analyze compensation data for comparable companies in the hotel business and to recommend plan designs and guidelines and compensation strategies.

    The Company's compensation program for executive officers consists of the following key elements: base salary, annual cash incentives and equity-based incentives. Salary and annual incentive payments are mainly designed to reward current and past performances. Equity-based incentives are primarily designed to provide strong incentives for long-term future performance. The components of the compensation program for executives are described below.

    BASE SALARY: The base salaries of Messrs. Wilson, George and Sabin are established pursuant to their individual employment contracts. Base salaries and increases for other executive officers are determined by the Chief Executive Officer within the guidelines established by the Committee and are based upon the officer's current performance, experience, the scope and complexity of his or her position within the Company and the external competitive marketplace for comparable positions at peer companies. Base salaries are designed to be competitive, as compared to salary levels for equivalent executive positions in comparable companies and are normally reviewed annually.

    ANNUAL INCENTIVE: A substantial portion of each executive officer's compensation is variable and tied to Company performance. The Company has established an annual bonus pool equal to 10% of the annual increase in pre-tax earnings. Messrs. Wilson, George and Sabin are each entitled to 20% of the bonus pool, not to exceed 100% of their base salary; the participation of the remaining executive officers in the bonus pool is determined by the Committee upon the recommendation of the Chief Executive Officer.

    EQUITY-BASED INCENTIVES: Stock options are granted to aid in the retention of key employees and to align the interests of key employees with those of the shareholders. Stock option grants are discretionary and reflect the current performance and continuing contribution of the individual to the success of the Company. The Committee is responsible for determining the individuals to whom grants should be made, the time of the grants and the number of shares subject to each option. Stock options are granted with an exercise price equal to the fair market value of the Company's Common Shares on the date of grant. Any value received by the executive from an option grant depends completely upon increases in the price of the Company's Common Shares. Consequently, the full value of an executive's compensation package cannot be realized unless an appreciation in the price of the Company's Common Shares occurs over a period of years.

    CEO COMPENSATION

    An employment agreement was entered into with Mr. Wilson effective May 1, 1998, which established Mr. Wilson's base salary at $360,000. Stock options for 500,000 shares were reserved for grant to Mr. Wilson in 1998 under the Company's 1998 Long-Term Incentive Compensation Plan, of which 100,000 vest immediately upon the execution of his option agreement and the balance vest over five (5) years, subject to the satisfaction of various performance goals. See "EXECUTIVE OFFICER COMPENSATION--Employment Contracts".

    TAX CONSIDERATIONS

    Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the Named Executive Officers to $1,000,000 each. However, compensation is exempt from this limit if it qualifies as "performance-based compensation". The Compensation Committee has carefully considered the impact of this tax code provision and its normal practice is to take such action as is necessary to preserve the Company's tax deduction. The Committee believes that all of the Company's 1998 compensation expense will be deductible for federal income tax purposes.

    Although the Compensation Committee will continue to consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company may enter into compensation arrangements under which payments are not deductible under Section 162(m). It is not expected that the compensation of any executive officer will exceed $1,000,000 in fiscal 1999.

                                          Compensation Committee
                                          John Buza
                                          Robert Fagenson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee consist of Messrs. Buza and Fagenson. Each member is a non-employee director and does not have any direct or indirect material interest in or relationship with the Company outside of his position as director.

                           APPROVAL OF THE AMENDMENT
                          OF THE COMPANY'S CERTIFICATE
                                OF INCORPORATION
                                  (PROPOSAL 2)
          PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION

               TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES
                                 (Proxy Item 2)

    The Company's Certificate of Incorporation, as currently in effect (the "Certificate"), provides that the Company is authorized to issue two classes of shares consisting of twenty million (20,000,000) Common Shares, with a par value of $0.001 per share and ten million (10,000,000) Preferred Shares, with a par value of $0.001 per share. In April, 1999 the Board of Directors authorized an amendment to the Certificate to increase the authorized number of Common Shares to 40,000,000 shares (the "Amendment"). The shareholders are being asked to approve the Amendment at the Annual Meeting.

    As of April 20, 1999, there were 6,399,161 Common Shares issued and outstanding. If all outstanding rights to acquire common shares were exercised, including options, warrants, conversion of preferred shares, conversion of convertible debt, and exercise of rights to acquire shares pledged to secure debt, there would be 14,354,908 shares outstanding. This would leave only 5,645,092 shares available for issuance for other corporate purposes.

    The additional Common Shares which would be authorized by the proposed Amendment would have the same rights and privileges as the Common Shares currently authorized and outstanding.

    In the opinion of the Board of Directors of the Company, the additional authorized Common Shares will benefit the Company by providing flexibility to the Board of Directors, without requiring further action or authorization by the Company's shareholders (except as may be required by law or the rules of any stock exchange on which the Company's securities may then be listed), to issue additional Common Shares from time to time in responding to business needs and opportunities as they arise, or for other proper corporate purposes. These opportunities, needs and purposes might include, for example, the obtaining of capital funds through public and private offerings of Common Shares or of securities convertible into Common Shares and the use of Common Shares in connection with structuring possible acquisitions of businesses and assets. Additionally, the Board, in its discretion, could in the future declare stock splits or stock dividends or, subject to shareholder approval, increase, establish or extend stock option and other stock award plans. The Company evaluates potential acquisitions from time to time. However, the Company has no present plans, arrangements or understandings with respect to possible acquisitions and has no present plans for financings. No stock splits, dividends or other actions requiring the availability of the additional authorized shares of Common Shares are currently planned.

    There are no preemptive rights with respect to the Company's Common Shares and, accordingly, existing shareholders would not have any preferential right to purchase any of the additional shares of Common Shares when issued.

    Although the Board of Directors would only authorize the issuance of additional Common Shares based on its judgment as to the best interests of the Company and its shareholders, the issuance of additional authorized shares could have the effect of diluting the voting power or book value per share of the outstanding Common Shares. The Board of Directors (if consistent with its fiduciary responsibilities) could also attempt to deter future takeover attempts by using additional shares of Common Shares to dilute the ownership of persons seeking to gain control of the Company. The Company, however, is aware of no such attempt and has no plans or arrangements with respect to the same. The issuance of any additional shares will be on terms deemed to be in the best interests of the Company and its shareholders.

    If the Amendment is approved by the shareholders at the Annual Meeting, the increase in the number of Common Shares would become effective upon the filing of the Certificate of Amendment to the Certificate of Incorporation with the New York Secretary of State, which filing would take place shortly after the Annual Meeting.

    Approval of the proposal to increase the number of authorized Common Shares requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast. In the absence of instructions to the contrary, proxies covering the Common Shares will be voted FOR the amendment..

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                    PROPOSAL TO APPROVE 1999 EMPLOYEE STOCK
                                 PURCHASE PLAN
                                  (PROPOSAL 3)

    In order to be able to continue to attract, retain and motivate employees by providing them with an opportunity to acquire an interest in the economic progress of the Company and in order to provide employees with a further incentive to promote the Company's best interests, the Board of Directors adopted the 1999 Employee Stock Purchase Plan on March 19, 1999 (the "ESPP").

    The effective date of the ESPP is April 1, 1999 subject to the approval of the shareholders at the Annual Meeting. A copy of the ESPP is attached hereto as Exhibit A and the statements made in this Proxy Statement with respect to the ESPP are qualified by and subject to the more complete information set forth therein.

    The Company has reserved for issuance under the ESPP 500,000 Common Shares. Such shares may be either authorized but unissued shares or shares re-acquired by the Company. The number of shares available under the ESPP is subject to adjustment in the event of any stock split, stock dividend, recapitalization, or other subdivision, combination or reclassification of Shares. To date, no shares have been issued under the ESPP.

    For an employee to be eligible to participate in the ESPP, the employee's customary employment must be for more than twenty (20) hours per week and for more than five months in any calendar year. Directors of the Company who are not also employees are excluded from participating in the ESPP. Also excluded from participating are employees who own five percent of the outstanding stock of the Company. No employee shall have rights to purchase Common Shares under the ESPP and similar employee stock purchase plans of the Company accruing at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such stock purchase right is granted) for each calendar year in which such stock purchase right is outstanding at any time. On April 10, 1999, approximately 1,500 employees were eligible to participate in the ESPP.

    The ESPP provides for the granting of stock purchase rights in four offering periods each year until the earlier of the date when all shares available under the ESPP have been sold or when the ESPP is terminated. Each eligible employee has the right to purchase as many full Common Shares as may be purchased by an amount equal to at least $5 and not more than 10% of the amount received by such employee's base pay in the regular pay periods falling within an offering period. The shares will be purchased at a price of 85% of the lower of the fair market value of the shares at the date of grant (the first day of the grant period) or at the date of exercise (the last day of the grant period). Participation in the ESPP is voluntary and payment for the shares will be required to be made through payroll deductions ratably throughout the grant period, except during leaves of absence, during which time the participant may make cash payments for the shares. The employee may withdraw from the plan any time before exercise except during the last ten days of an offering period and receive a full refund for all contributions collected by the Company without penalty or interest. The stock purchase rights are non-transferable except at death.

    The ESPP will be administered by the Compensation Committee of the Board of Directors.

FEDERAL TAX INCOME TAX CONSEQUENCES

    The following is a summary of the principal federal income tax consequences associated with the stock purchase rights granted under the ESPP. It does not describe all federal tax consequences under the ESPP nor does it describe foreign, state or local tax consequences.

    The ESPP is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986.

    An employee will not recognize taxable income at the time the employee purchases shares under the ESPP, even though the employee pays less than market price for the shares.

    If an employee disposes of the shares, the amount of ordinary income, capital gain or capital loss realized will depend on whether the disposition constitutes a qualifying or a disqualifying disposition.

    A disposition of shares purchased under the ESPP will be a qualifying disposition if it does not occur (1) within two years after the granting of the stock purchase right, or (2) within one year after the shares have been transferred to the employee. A disposition which does not meet such requirements will be a disqualifying disposition. If an employee disposes of shares purchased under the ESPP in a qualifying disposition, the employee will recognize as ordinary income in the year of the disposition an amount equal to the lesser of
(1) the excess of the fair market price of the shares at the time the option was granted over the option price, or (2) the excess of the fair market price of the shares at the time of the disposition over the option price. Any further gain realized on a taxable disposition (e.g., a sale) will generally be taxed as long-term capital gain in the year of the disposition. If any employee disposes of shares in a qualifying disposition (e.g., a sale to an unrelated party) that is at a price less than the option price the employee will normally recognize a long-term capital loss equal to the excess of the option price over the sales price.

    If an employee makes a disqualifying disposition of shares purchased under the ESPP, the employee recognizes as ordinary income in the year of the disposition an amount equal to the difference between the option price and the fair market price of shares on the date on which the option is exercised.

    Generally, the Company will not be entitled to any income tax deduction when an employee exercises an option to purchase shares under the ESPP or when an employee subsequently disposes of such shares. However, if the subsequent disposition is a disqualifying disposition, the Company will be entitled to an income tax deduction in an amount equal to the amount of ordinary income realized by the employee as the result of any such disposition.

    The Board of Directors recommends that shareholders vote FOR approval of the proposed 1999 Employee Stock Purchase Plan.

                      APPROVAL OF INDEPENDENT ACCOUNTANTS
                                  (PROPOSAL 4)

    For the years ended December 31, 1997 and 1998, PricewaterhouseCoopers, LLP served as the Company's independent public accountants. For the year ended December 31, 1996, the accounting firm of Bonadio & Co., LLP served as the independent public accountants of the company for the purpose of reporting on the audit of the company's financial statements. In March 1997, the Company solicited proposals from several accounting firms to serve as the Company's auditors in the future. After review of the responses to the request for proposals, the Board of Directors proposed the appointment of Coopers & Lybrand, LLP (now known as PricewaterhouseCoopers LLP) as the Company's independent public accountants for the year ending December 31, 1997, which appointment was approved by an affirmative vote of a majority of the total number of votes cast at the 1997 Annual Meeting.

    Approval of the auditors requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes are not considered votes cast. In the absence of instructions to the contrary, proxies covering the Common Shares will be voted FOR the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the year ending December 31, 1999. If the shareholders do not appoint PricewaterhouseCoopers LLP, the selection of independent public account will be made by the Board of Directors, and PricewaterhouseCoopers LLP may at that time be considered for such appointment.

    A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. This representative will be given an opportunity to make a statement if that person so desires and will be available to respond to appropriate questions concerning the audit of the Company's financial statements.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors knows of no other matters that are to be presented for consideration at the Annual Meeting. Should any other matter come before the Annual Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to any such matter in accordance with their judgment.

    Shareholders are requested to date, sign and return the proxy in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person if you so desire; otherwise, your proxy will be voted for you.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    In order for any shareholder proposal to be included in the Company's Proxy Statement to be issued in connection with the 2000 Annual Meeting of Shareholders, such proposal must be received by the Company no later than February 1, 2000.

    THE FINANCIAL STATEMENTS OF THE COMPANY AS THEY APPEARED IN THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR YEAR ENDED DECEMBER 31, 1998, TOGETHER WITH THE AUDITORS' REPORT, IS INCLUDED WITH THIS PROXY. A COMPLETE COPY OF THE COMPANY'S FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: HUDSON HOTELS CORPORATION, 300 BAUSCH & LOMB PLACE, ROCHESTER, NEW YORK 14604, ATTENTION: CORPORATE SECRETARY.

                       BY ORDER OF THE BOARD OF DIRECTORS
                                Alan S. Lockwood
                                   Secretary

Dated: May 7, 1999
Rochester, New York

                                                                       EXHIBIT A

                           HUDSON HOTELS CORPORATION
                       1999 EMPLOYEE STOCK PURCHASE PLAN

    Hudson Hotels Corporation, a corporation organized under the laws of the State of New York (the "Company"), hereby adopts the Company's Employee Stock Purchase Plan (the "Plan"). The purposes of the Plan are as follows:

    (1) To assist employees of the Company and its Subsidiary Corporations (as defined below) in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an "employee stock purchase plan" within the meeting of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

    (2) To help employees provide for their future security and to encourage them to remain in the employment of the Company and it's Subsidiary Corporations.

    1. DEFINITIONS.

    Whenever any of the following terms is used in the Plan with the first letter or letters capitalized, it shall have the following meaning unless context clearly indicates to the contrary (such definitions to be equally applicable to both the singular and the plural forms of the terms defined):

        (a) "Authorization" has the meaning assigned to that term in Section 3(b) hereof.

        (b) "Board of Directors" or "Board" means the Board of Directors of the Company.

        (c) "Code" means the Internal Revenue Code of 1986, as amended.

        (d) "Committee" means the committee appointed to administer the Plan pursuant to Section 12 hereof.

        (e) "Company" means Hudson Hotels Corporation, a New York corporation.

        (f) "Date of Exercise" means, with respect to any Option, the last day of the Offering Period for which the Option was granted.

        (g) "Date of Grant" means, with respect to any Option, the date upon which the Option is granted, as set forth in Section 3(a) hereof.

        (h) "Eligible Compensation" means the employee's base pay.

        (i) "Eligible Employee" means an employee of the Company or any Subsidiary Corporation (1) who does not, immediately after the option is granted, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company, a Parent Corporation or a Subsidiary Corporation; (2) whose customary employment is for more than 20 hours per week; and (3) whose customary employment is for more than five months in any calendar year. For purposes of paragraph (i), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee. During a leave of absence meeting the requirements of Treasury Regulation Section1.421-7(h)(2), an individual shall be treated as an employee of the Company of Subsidiary Corporation employing such individual immediately prior to such leave. "Eligible Employee" shall not include any director of the Company or any Subsidiary Corporation who does not render services to the Company in the status of an employee within the meaning of Section 3401(c) of the Code.

        (j) "Offering Period" shall mean the three-month periods commencing January 1, April 1, July 1 and October 1 of each Plan Year as specified in
    Section 3(a) hereof or such other dates which may be determined by the Committee. The first Offering Period shall commence July 1, 1999 or such other date which may be determined by the Committee. Options shall be granted on the Date of Grant and exercised on the Date of Exercise as provided in Sections 3(a) and 4(a) hereof.

        (k) "Option" means an option granted under the Plan to an Eligible Employee to purchase shares of the Company's Stock.

        (l) "Option Period" means, with respect to the Option, the period beginning upon the Date of Grant and ending upon the Date of Exercise.

        (m) "Option Price" has the meaning set forth in Section 4(b) hereof.

        (n) "Parent Corporation" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        (o) "Participant" means an Eligible Employee who has compiled with the provisions of Section 3(b) hereof.

        (p) "Payday" means the regular and recurring established day for payment of cash compensation to employees of the Company or any Subsidiary Corporation.

        (q) "Plan" means the Company's Employee Stock Purchase Plan.

        (r) "Plan Year" means the calendar year.

        (s) "Stock" means the shares of the Company's Common Stock, $.01 par value.

        (t) "Subsidiary Corporation" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    2. STOCK SUBJECT TO THE PLAN.

    Subject to the provisions of Section 9 hereof (relating to adjustments upon changes in the Stock) and Section 11 hereof (relating to amendments of the
Plan), the Stock which may be sold pursuant to Options granted under the Plan shall not exceed in the aggregate 500,000 shares in total and any unissued shares or treasury shares or shares bought on the market for purposes of the Plan.

    3.  GRANT OF OPTIONS.

    (a) GENERAL STATEMENT. The Company shall offer Options under the Plan to all Eligible Employees in successive three-month Offering Periods until the earlier of (i) the date when the number of shares of Stock available under the Plan have been sold, or (ii) the date when the Plan is terminated. Dates of Grant shall include January 1, April 1, July 1 and October 1 of each Plan Year and/or such other date or dates as the Committee may from time to time determine. Each Option shall expire on the Date of Exercise immediately after the automatic exercise of the Option pursuant to Section 4(a) hereof. The number of shares of Stock subject to each Option shall equal the payroll deductions authorized by each Participant in accordance with subsection (b) hereof for the Option Period, divided by the Option Price, except as provided in Section 4(a).

    (b) ELECTION TO PARTICIPATE; PAYROLL DEDUCTION AUTHORIZATION. Except as provided in subsection (d) hereof, an Eligible Employee shall participate in the Plan only by means of payroll deduction. Each

Eligible Employee who elects to participate in the Plan shall deliver to the Company during the calendar month preceding a Date of Grant no later than five
(5) working days before such Date of Grant, a completed and executed written payroll deduction authorization in a form prepared by the Company (the "Authorization"). An Eligible Employee's Authorization shall give notice of such Eligible Employee's election to participate in the Plan for the next following Offering Period and subsequent Offering Periods and shall designate a stated whole dollar amount of Eligible Compensation to be withheld on each Payday. The amount withheld shall not be less than $5.00 each Payday and the stated amount shall not exceed 10% of Eligible Compensation. The cash compensation payable to a Participant for an Offering Period shall be reduced each Payday through a payroll deduction in an amount equal to the stated withdrawal amount specified in the Authorization payable on such Payday, and such amount shall be credited to the Participant's account under the Plan. Any Authorization shall remain in effect until the Eligible Employee amends the same pursuant to this subsection, withdraws pursuant to Section 5 or ceases to be an Eligible Employee pursuant to
Section 6.

    (c) $25,000 LIMITATION. No Eligible Employee shall be granted an Option under the Plan which permits his rights to purchase stock under the Plan and under all other employee stock purchase plans of the Company, any Parent Corporation or any Subsidiary Corporation subject to Section 423 of the Code to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the Option is granted) for each calendar year in which the Option is outstanding at any time. For purpose of the limitation imposed by this subsection, the right to purchase stock under an Option accrues when the Option (or any portion thereof) first becomes exercisable during the calendar year, the right to purchase stock under an Option accrues at the rate provided in the Option, but in no case may such rate exceed $25,000 of the fair market value of such stock (determined at the time such Option is granted) for any one calendar year, and a right to purchase stock has accrued under an Option may not be carried over to any other Option.

    (d) LEAVES OF ABSENCE. During a leave of absence meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), a Participant may continue to participate in the Plan by making cash payments to the Company on each Payday equal to the amount of the Participant's payroll deductions under the Plan for the Payday immediately preceding the first day of such Participant's leave of absence.

    4.  EXERCISE OF OPTIONS; OPTION PRICE.

    (a) GENERAL STATEMENT. Each Participant automatically and without any act on such Participant's part shall be deemed to have exercised such Participant's Option on the Date of Exercise to the extent that the balance then in the Participant's account under the Plan is sufficient to purchase at the Option Price whole shares of the Stock subject to the Option. Certificates representing fractional shares will not be issued.

    (b) OPTION PRICE DEFINED. The option price per share of the Stock (the "Option Price") to be paid by a Participant upon the exercise of the Participant's Option shall be equal to 85% of the lower of the fair market value of a share of Stock on the Date of Exercise (i.e. the last business day of any calendar quarter) or the Date of Grant, or the next business day after the Date of Grant of no stock is traded on such day. The fair market value of a share of Stock as of given date shall be: (i) the closing price of a share of Stock on the principal exchange on which the Stock is then trading, if any, on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred; (ii) if the Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, (1) the closing sales price (if the Stock is then listed as a National Market Issue under the NASD National Market System), or (2) the mean between the closing representative bid and asked prices (in all other cases) for a share of the Stock on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as reported by Nasdaq or such successor quotation system; (iii) if the Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the mean between the closing bid and asked prices for a share of Stock on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as determined in good faith by the Committee; or (iv) if the Stock is not publicly traded, the fair market value of a share of Stock established by the Committee acting good faith.

    (c) DELIVERY OF SHARE CERTIFICATE. As soon as practicable after the exercise of any Option, the Company will deliver to the participant or his or her nominee the whole shares of Stock purchased by the Participant from funds credited to the Participant's account under the Plan. Any cash in lieu of fractional shares of Stock remaining after the purchase of whole shares of Stock upon exercise of an Option will be credited to such Participant's account and carried forward and applied toward the purchase of whole shares of Stock pursuant to the Option, if any, granted to such Participant for the next following Offering Period. In the event the Company is required to obtain authority from any commission or agency to issue any such certificate, the Company shall seek to obtain such authority. The inability of the Company to obtain authority from any such commission or agency which the Committee in its absolute discretion, deems necessary for the lawful issuance of any such certificate shall relieve the Company from liability to any Participant except to pay to the Participant the amount of the balance in the Participant's account in cash in one lump sum without any interest thereon.

    (d) PRO RATA ALLOCATIONS. If the total number of shares of Stock for which options are to be exercised on any date exceeds the number of shares remaining unsold under the Plan (after deduction of all shares for which Options have theretofore been exercised), the Committee shall make a PRO RATA allocation of the available remaining shares in as nearly a uniform manner as shall be practicable and any balance of payroll deductions credited to the accounts of Participants which have not been applied to the purchase of shares of Stock shall be paid to such Participants in cash in one lump sum within sixty (60) days after the Date of Exercise, without any interest thereon.

    5.  WITHDRAWAL FROM THE PLAN.

    (a) GENERAL STATEMENT. Any Participant may withdraw from participation under the Plan at any time except that no Participant may withdraw during the last ten (10) days of any Offering Period. A Participant who wishes to withdraw from the Plan must deliver to the Company a notice of withdrawal in a form prepared by the Company (the "Withdrawal Election") not later than ten (10) days prior to the Date of Exercise during any Offering Period. Upon receipt of a Participant's Withdrawal Election, the Company shall pay to the Participant the amount of the balance in the Participant's account under the Plan in cash in one lump sum within sixty (60) days, without any interest thereon. Upon receipt of a Participant's Withdrawal Election by the Company, the Participant shall cease to participate in the Plan and the Participant's Option shall terminate.

    (b) ELIGIBILITY FOLLOWING WITHDRAWAL. A Participant who withdraws from the Plan and who is still an Eligible Employee shall be eligible to participate again in the Plan as of any subsequent Date of Grant by delivering to the Company an Authorization pursuant to Section 3(b) hereof.

    6.  TERMINATION OF EMPLOYMENT.

    (a) TERMINATION OF EMPLOYMENT OTHER THAN BY DEATH. If the employment of a Participant terminates other than by death, the Participant's participation in the Plan automatically and without any act on the Participant's part shall terminate as of the date of the termination of the Participant's employment. As soon as practicable after such a termination of employment, the Company will pay to the Participant the amount of the balance in the Participant's account under the Plan without any interest thereon. Upon a Participant's termination of employment covered by this Section 6(a), the Participant's Authorization, interest in the Plan and Option under the Plan shall terminate.

    (b) TERMINATION BY DEATH. If the employment of a Participant is terminated by the Participant's death, the executor of the Participant's will or the administrator of the Participant's estate by written notice to the Company may request payment of the balance in the Participant's account under the Plan, in which event the Company shall make such payment without any interest thereon as soon as practicable after receiving such notice; upon receipt of such notice the Participant's Authorization, interest in the Plan and Option under the Plan shall terminate. If the Company does not receive such notice prior to the next Date of Exercise, the Participant's Option shall be deemed to have been exercised on such Date of Exercise.

    7.  RESTRICTION UPON ASSIGNMENT.

    An Option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and is exercisable during the Participant's lifetime only by the Participant. Except as provided in Section 6(b) hereof, an Option may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant's interest in the Plan, the Participant's Option or any rights under the Participant's Option.

    8.  NO RIGHTS OF SHAREHOLDERS UNTIL SHARES ISSUED.

    With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a shareholder of the Company, and the Participant shall not have any of the rights or privileges of a shareholder, until such shares have been issued to the Participant or his or her nominee following exercise of the Participant's Option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

    9.  CHANGES IN THE STOCK: ADJUSTMENTS OF AN OPTION.

    Whenever any change is made in the Stock or to Options outstanding under the Plan, by reason of a stock split, stock dividend, recapitalization or other subdivision, combination, or reclassification of shares, appropriate action shall be taken by the Committee to adjust accordingly the number of shares of Stock subject to the Plan and the number and the Option Price of shares of Stock subject to the Options outstanding under the Plan to preserve, but not increase, the rights of Participants hereunder.

    10.  USE OF FUNDS: NO INTEREST PAID.

    All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest will be paid to any Participant or credited to any Participant's account under the Plan with respect to such funds.

    11.  AMENDMENT OF THE PLAN.

    The Board of Directors may amend, suspend, or terminate the Plan at any time and from time to time, provided that shareholder approval shall be required to amend the Plan (i) to increase the total number of shares of Stock reserved for sale pursuant to Options under the Plan, (ii) change the classification of employees eligible to participate under the Plan, (iii) in any manner that would cause the Plan to no longer be an "employee stock purchase plan" within the meaning of Section 423(b) of the Code, or (iv) in any manner that would require shareholder approval under applicable law, regulation or rule.

    12.  ADMINISTRATION BY COMMITTEE: RULES AND REGULATIONS.

    (a) APPOINTMENT OF COMMITTEE. The Plan shall be administered by the Committee. The Committee shall consist of two or more members of the Board of Directors appointed by the Board of Directors to administer the Plan. Each member of the Committee shall be (A) a "non-employee director" (as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act")); and (B) once the reliance period expires under Section 1.162-2(f) of the Treasury Department Regulations, an "outside director" under Section 1.162-27(a)(3) of the Treasury Department Regulations. The Committee at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each Participant.

    (b) DUTIES AND POWERS OF COMMITTEE. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Committee shall have the power to interpret the Plan and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

    (c) MAJORITY RULE. The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

    (d) COMPENSATION: PROFESSIONAL ASSISTANCE: GOODFAITH ACTIONS. All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination, or interpretation.

    13.  NO RIGHTS AS AN EMPLOYEE.

    Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company, a Parent Corporation or a Subsidiary Corporation or to affect the right of the Company, any Parent Corporation or any Subsidiary Corporation to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

    14.  MERGER, ACQUISITION OR LIQUIDATION OF THE COMPANY.

    In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company's assets or 50% or more of the Company's then outstanding voting stock, the liquidation or dissolution of the Company or any other reorganization of the Company, the Date of Exercise with respect to outstanding Options shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation, dissolution, or reorganization unless the Committee shall, in its sole discretion, provide for the assumption or substitution of such Options in a manner complying with Section 424(a) of the Code.

    15.  TERM: APPROVAL BY SHAREHOLDERS.

    No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company's shareholders within 12 months after the date of the Board of Directors' adoption of the Plan. Options may be granted prior to such shareholder approval; PROVIDED, HOWEVER, that such Options shall not be exercisable prior to the time when the Plan is approved by the shareholders; and PROVIDED, FURTHER, that if such approval has not been obtained by the end of said 12-month period, all Options previously granted under the Plan shall thereupon expire.

    16.  EFFECT UPON OTHER PLANS.

    The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent Corporation or any Subsidiary Corporation. Nothing in this Plan shall be construed to limit the right of the Company, any Parent Corporation or any Subsidiary Corporation (a) to establish any other forms of incentives or compensation for employees of the Company, any Parent Corporation or any Subsidiary Corporation, or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

    17.  CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES.

    The Company shall not be required to issue or deliver any certificate or certificates for shares of Stock purchased upon the exercise of Options prior to fulfillment of all of the following conditions:

    (a) The admission of such shares to listing on all stock exchanges, if any, on which is then listed; and

    (b) The completion of any registration or other qualification of such shares under any state or federal law or under the rulings and regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and

    (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

    (d) The payment to the Company of all amounts which it is required to withhold under federal, state or local law upon exercise of the Option; and

    (e) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

    18.  NOTIFICATION OF DISPOSITION.

    Each Participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Stock purchased upon exercise of an Option if such disposition or transfer is made (a) within two (2) years from the Date of Grant of the Option, or (b) within one (1) year after the transfer of such shares to such Participant upon exercise of such Option. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

    19.  NOTICES.

    Any notice to be given under the terms of the Plan to the Company shall be addressed to the Company in care of its Secretary and any notice to be given to any Eligible Employee or Participant shall be addressed to such Eligible Employee at such Eligible Employee's last address as reflected in the Company's records. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to it, him or her. Any notice which is required to be given to an Eligible Employee or a Participant shall, if the Eligible Employee or Participant is then deceased, be given to the Eligible Employee's or Participant's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section. Any notice shall have been deemed duly given if enclosed in a properly sealed envelope or wrapper addressed as aforesaid at the time it is deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

    20.  COMMENCEMENT.

    The Plan shall become effective on such date as may be specified by the Committee which absent a resolution of the Board to the contrary shall be the date set forth in Section 1(j); provided, however, that in no event shall the Plan become effective unless within 12 months of the date of its adoption by the Board, it has been approved by the shareholders of the Company.

    21.  HEADINGS.

    Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

                                   * * * * *

    I hereby certify that the foregoing Plan is the Employee Stock Purchase Plan of Hudson Hotels Corporation as adopted by the Board of Directors of Hudson
Hotels Corporation on             , 199 .

Executed as of       , 199 .

                                              /s/ E. ANTHONY WILSON
                                              ---------------------------------------------
                                              E. Anthony Wilson
                                              Chairman and Chief Executive Officer

--------------------------------------------------------------------------------

                                     PROXY
                           HUDSON HOTELS CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints E. Anthony Wilson, Ralph L. Peek, or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of HUDSON HOTELS CORPORATION (the "Company") to be held on June 17, 1999 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting. If no direction is made, shares will be voted FOR the election of directors named in the proxy and FOR Proposals 2,3,4 and 5.

                  (Continued and to be signed on reverse side)
--------------------------------------------------------------------------------

/X/ Please mark your
    votes as in this
    example using dark
    ink only.

            THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES AND EACH OF THE PROPOSALS LISTED BELOW.

                            FOR   WITHHELD                                                                     FOR  AGAINST  ABSTAIN
1. ELECTION OF DIRECTORS                            2. PROPOSAL #2
                            / /     / /                To consider and act upon a proposal to amend the        / /    / /      / /
Nominees:                                              Company's Certificate of Incorporation to authorize an
E. Anthony Wilson, Ralph L. Peek, Michael George,      additional 20,000,000 shares of common stock, par value
Richard C. Fox, Alan S. Lockwood                       $.001.

--------------------------------

FOR, except vote withheld from the following        3. PROPOSAL #3
nominee(s):                                            To consider and act upon a proposal to approve          / /    / /      / /
                                                       the Company's 1999 Employee Stock Purchase Plan.
------------------------------------------------
                                                    4. PROPOSAL #4
                                                       To consider and act upon a proposal to appoint          / /    / /      / /
                                                       PricewaterhouseCoopers, LLP as the Company's
                                                       independent public accountants for the year
                                                       ending December 31, 1999.

                                                    5. PROPOSAL #5
                                                       To transact such other business as may properly come    / /    / /      / /
                                                       before the meeting or any adjournment or adjournments
                                                       thereof.

                                                       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE
                                                       ENCLOSED ENVELOPE.

Signature(s)__________________________________________ Date:______________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee or guardian, please give me the full title as such.